Exhibit 99.1


                 WELLS FARGO AGREES TO ACQUIRE TEJAS BANCSHARES


     AMARILLO - Wells Fargo & Company (NYSE: WFC) and Tejas Bancshares, Inc. announced today that Wells Fargo has signed a definitive agreement to acquire Tejas Bancshares and its subsidiary, The First National Bank of Amarillo. The acquisition would bring Wells Fargo's community banking services to Amarillo for the first time and significantly expand its presence in the Texas Panhandle.

     The acquisition includes six banking locations - four in Amarillo and one each in Dalhart and Fritch - and a trust operation. Wells Fargo's nearest locations are in Canyon, approximately 15 miles south of Amarillo, and Borger, 60 miles northeast of Amarillo.

     The First National Bank of Amarillo has $364 million in assets, $323 million in loans, primarily for agriculture and commercial real estate, and $270 million in deposits. Additionally, the bank's trust operation has approximately $46 million in assets under management.

     The company has 124 employees.

                                     (MORE)

     Pending regulatory approval, the acquisition is expected to be completed early in the second quarter of 2002. Tejas Bancshares systems and processes are expected to be converted to Wells Fargo by the first half of 2002.

     Under the terms of the agreement, shareholders of Tejas Bancshares, Inc. will receive shares of Wells Fargo common stock having a total value of approximately $82.5 million, or approximately $6.22 per share, based on the number of shares of Tejas Bancshares common stock currently outstanding. Outstanding options to acquire shares of Tejas Bancshares common stock will be converted into options to acquire shares of Wells Fargo common stock.

     "The culture of Wells Fargo and The First National Bank are very similar," said John Stradley, Tejas president and CEO. "With this agreement, customers of The First National Bank will have access to expanded and enhanced banking products.

     "For example, customers will have access to banking stores in 23 states, a variety of savings and investment products, the largest mortgage loan operation in the country and expanded lending capacity - all provided by the same friendly and capable staff our customers know and have worked with for several years."

     "This is important to Wells Fargo because it opens up brand new community banking territory for us and new customers for us to serve," said Jed Fanning, regional president for Wells Fargo's Greater New Mexico and West Texas region. "We'll have a healthy presence in Amarillo and in the Texas Panhandle - a very prosperous and promising area.

                                     (MORE)

     "We have a lot in common with Tejas Bancshares and The First National Bank of Amarillo," Fanning added. "Our visions and values are very similar, and we have the same dedication to our employees and customers."

     Fanning added that Wells Fargo Home Mortgage opened an Amarillo office in 1997 at 3333 S. Coulter St., and it is one of the company's top-producing mortgage offices.

     Wells Fargo is a $298 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through more than 5,400 stores, the world's leading Internet bank (wellsfargo.com) and other distribution channels across North America and elsewhere internationally. Wells Fargo has more than 400 financial services stores throughout Texas and employs 8,000-plus team members in the state.



This news release contains forward-looking statements about the proposed acquisition of Tejas Bancshares by Wells Fargo, including statements about when the acquisition is expected to be completed and when Tejas Bancshares' systems and processes are expected to be converted to Wells Fargo's. Do not unduly rely on these forward-looking statements. They give expectations and are not guarantees. Neither Wells Fargo nor Tejas Bancshares undertakes to update or otherwise revise these forward-looking statements following the date of this news release.

Forward-looking statements, by their nature, are subject to risks and uncertainties. There are several factors--many of which are beyond Wells Fargo's and Tejas Bancshares' control--that could cause results to differ significantly from expectations described in the forward-looking statements, including changes in business and economic conditions. Refer to Wells Fargo's and Tejas Bancshares' reports filed with the Securities and Exchange Commission for some of these factors.

This news release may be deemed to be solicitation material in respect of the proposed acquisition of Tejas Bancshares by Wells Fargo. Tejas Bancshares, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Tejas Bancshares shareholders with respect to the proposed acquisition of Tejas Bancshares

                                     (MORE)
by Wells Fargo. Information concerning the directors and executive officers of Tejas Bancshares is set forth in Tejas Bancshares' definitive Proxy Statement for its 2001 Annual Meeting of Shareholders, filed with the SEC.

In connection with the proposed acquisition, Wells Fargo will file a registration statement on Form S-4 with the SEC. Shareholders of Tejas and other investors are urged to read the registration statement, in particular the final proxy statement-prospectus that will be filed as part of the registration statement. The final proxy statement-prospectus will contain important information about Wells Fargo, Tejas Bancshares, the proposed transaction and related matters. After it is filed with the SEC, the registration statement will be available for free on the SEC's website (http://www.sec.gov) and from Wells Fargo and Tejas Bancshares as follows:

Laurel A. Holschuh, Corporate Secretary, Wells Fargo & Company, MAC N9305-173, Sixth and Marquette, Minneapolis, MN 55479. Telephone (612) 667-8655.

John Stradley, President, First National Bank of Amarillo, 905 S. Fillmore, Suite 701, Amarillo, TX. 79101. Telephone (806) 373-7900.